Exhibit 3.1

AMENDMENT NO. 3 TO THE THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF SUBURBAN PROPANE PARTNERS, L.P.

This Amendment No. 3 (the “Amendment”) to the Third Amended and Restated Agreement of Limited Partnership of Suburban Propane Partners, L.P. (the “Partnership”), dated as of October 19, 2006, as amended as of July 31, 2007 and January 24, 2018 (the “Partnership Agreement”), is hereby adopted effective as of November 11, 2020, by the Board of Supervisors of the Partnership (the “Board of Supervisors”) in accordance with Article XIII of the Partnership Agreement.  Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

RECITALS

WHEREAS, the Board of Supervisors desires to establish the Supervisor Emeritus position in order to permit it to recognize the service of certain retiring or retired Supervisors and provide that such Supervisors, given their valuable knowledge, expertise and experience, may continue to contribute to the Board of Supervisors;

WHEREAS, the Board of Supervisors seeks to set forth the rights and responsibilities of the Supervisor Emeritus position;

WHEREAS, the Board of Supervisors has determined that this Amendment does not adversely affect the Limited Partners in any material respect; and

WHEREAS, acting pursuant to the power and authority granted to it under Section 13.1, the Board of Supervisors has determined that this Amendment does not require the approval of any Limited Partners.

NOW, THEREFORE, it is hereby agreed as follows:

AGREEMENT

The Partnership Agreement is hereby amended as follows:

1.  Amendment to the Partnership Agreement.

Section 7.21 is hereby added to the Partnership Agreement by inserting the following:

7.21Supervisors Emeritus

The Board of Supervisors may from time to time create one or more positions of Supervisor Emeritus. Upon request of the Board, the Supervisor Emeritus will act as a resource and provide advice with respect to strategic planning, business initiatives and risk oversight.  The Board of Supervisors may fill the position or positions of Supervisor Emeritus for such term as the Board of Supervisors deems proper with a retiring or retired Supervisor. Each Supervisor Emeritus shall have the privilege upon invitation to attend meetings of the Board of Supervisors (excluding any committee meetings and executive sessions), but shall do so solely as an observer. Notice of such meetings to a Supervisor Emeritus shall not be required under any applicable law or this Agreement. Each Supervisor Emeritus shall be entitled to receive such compensation, and on such terms and conditions, as may be fixed from time to time by the Board of Supervisors in their discretion.  No Supervisor Emeritus shall be entitled to vote on any business coming before the Board of Supervisors, nor shall they be counted as members of the Board of Supervisors for the purpose of determining the number of Supervisors necessary to constitute a quorum, for the purpose of determining whether a quorum is present, or for any other purpose whatsoever.  In the case of a Supervisor Emeritus, the occurrence of any event which in the case of a Supervisor would create a vacancy on the Board of Supervisors shall be deemed to create a vacancy in such position; but the Board of Supervisors may declare the position terminated until such time as the Board of Supervisors in its sole discretion shall again deem it proper to create and to fill the position.

2.  General.

a.

Full Force and Effect.  Except to the extent specifically amended herein or supplemented hereby, the Partnership Agreement remains unchanged and in full force and effect, and this Amendment will be governed by and subject to the terms of the Partnership Agreement, as amended by this Amendment.

b.

Governing Law.  This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

c.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Board of Supervisors has caused this Amendment to be duly executed as of the date first written above.

_/s/ Harold R. Logan, Jr.__________________
Harold R. Logan, Jr., Chairman and Supervisor

_/s/ Michael A. Stivala____________________
Michael A. Stivala, Supervisor

_/s/ Lawrence C. Caldwell_________________
Lawrence C. Caldwell, Supervisor

_/s/ Matthew J. Chanin___________________
Matthew J. Chanin, Supervisor

_Terence J. Connors_____________________
Terence J. Connors, Supervisor

_/s/ William M. Landuyt___________________
William M. Landuyt, Supervisor

_/s/ John Hoyt Stookey____________________
John Hoyt Stookey, Supervisor

_/s/ Jane Swift__________________________
Jane Swift, Supervisor

ACCEPTED AND AGREED TO:

SUBURBAN ENERGY SERVICES GROUP LLC

By:_/s/ Michael A. Stivala___________________
      Michael A. Stivala
      Sole Member

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